Exhibit 10.2

AEGIS CAPITAL CORP.

June 26, 2025

PERSONAL AND CONFIDENTIAL

Victor Hakmon, Chief Executive Officer

Jeffs’ Brands Ltd

7 Mezada Street

Bnei Brak, 5126112, Israel

Re:	Strategic Advisory Agreement

Dear Mr. Hakmon:

This letter (the “Agreement”) constitutes the agreement between Jeffs’ Brands Ltd (the “Company”) and Aegis Capital Corp. (“Aegis”) under which Aegis (the “Advisor”) will perform the independent advisory services provided for herein on a non-exclusive basis. The Company shall also be defined to include any entities that the Company may form, merge into, be acquired by, or invest in (other than the Company’s wholly-owned operating subsidiaries). Unless this Agreement is terminated by either party pursuant to the terms hereof, the term of this Agreement shall run from the date of receipt by Aegis of the Company’s signed acceptance of this Agreement, until twelve (12) months thereafter. This Agreement may be cancelled by either party as provided in the paragraph entitled “Termination of Agreement.”

1. Services Included. The independent advisory services to be performed by Aegis (the “Services”) shall consist of strategic advisory services. The Advisor will, to the extent requested by the Company, assist the Company in the proposed transaction (“Transaction(s)”) according to the terms and conditions of this Agreement. None of these transactions, however, will be in connection with a public offering in which Aegis is acting as a participating member.

2. Services NOT Included. The Services to be performed by Aegis under the Agreement shall not consist of any services in connection with a public offering in which Aegis is acting as a participating member. Thus, Aegis will not provide any underwriting, allocation, distribution, advisory and other investment banking services in connection with a public offering under the terms of the Agreement. Any such services would be governed by the terms of an agreement to be entered into between the parties with regard to such services.

3. Fees and Expenses. In connection with the Services described above, the Company shall pay a fee of 3.0% of the amount of the first drawdown, which is equivalent to $150,000 (the “Fee”), to Aegis for the term of the Agreement, with the entire payment due upon the issuance of the earlier of the press release or form 6-K announcing the Transaction. As additional compensation, Aegis will also be receiving an advisor commission of 3.0% for every additional capital drawdown on the Transaction. No fees or expenses paid to Aegis under the terms of the Agreement will be paid for services performed in connection with a public offering in which Aegis is acting as a participating member. Thus, Aegis will not receive any payments for underwriting, allocation, distribution, advisory, or investment banking services in connection with a public offering under the terms of this Agreement. Furthermore, no expenses paid to Aegis under the terms of the Agreement shall constitute finder’s fees, underwriter’s counsel fees, or securities.

4. Confidentiality. Aegis agrees not to use any confidential information concerning the Company provided to Aegis by the Company for any purposes other than in connection with the Services contemplated under this Agreement.

5. Limitation of Engagement to the Company. The Company acknowledges that Aegis has been retained only by the Company, that Aegis is providing services hereunder as an independent contractor (and not in any fiduciary or agency capacity) and that the Company’s engagement of Aegis is not deemed to be on behalf of, and is not intended to confer rights upon, any shareholder, owner or partner of the Company or any other person not a party hereto as against Aegis or any of its affiliates, or any of its or their respective officers, directors, controlling persons (within the meaning of Section 15 of the Act or Section 20 of the Securities Exchange Act of 1934), employees or agents. Unless otherwise expressly agreed in writing by Aegis, no one other than the Company is authorized to rely upon this Agreement or any other statements or conduct of Aegis, and no one other than the Company is intended to be a beneficiary of this Agreement.

6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be fully performed therein. Any disputes which arise under this Agreement, even after the termination of this Agreement, will be heard only in the state or federal courts located in the City of New York, State of New York. The parties hereto expressly agree to submit themselves to the jurisdiction of the foregoing courts in the City of New York, State of New York. The parties hereto expressly waive any rights they may have to contest the jurisdiction, venue or authority of any court sitting in the City and State of New York. In the event of the bringing of any action, or suit by a party hereto against the other party hereto, arising out of or relating to this Agreement, the party in whose favor the final judgment or award shall be entered shall be entitled to have and recover from the other party the costs and expenses incurred in connection therewith, including its reasonable attorneys’ fees. Any rights to trial by jury with respect to any such action, proceeding or suit are hereby waived by Aegis and the Company.

7. Miscellaneous. This Agreement shall not be modified or amended except in writing signed by Aegis and the Company. This Agreement shall be binding upon and inure to the benefit of each of Aegis and the Company and their respective assigns, successors, and legal representatives. This Agreement (and any other agreement between the parties executed concurrently herewith) constitutes the entire agreement of Aegis and the Company with respect to the subject matter hereof and supersedes any prior agreements. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect, and the remainder of the Agreement shall remain in full force and effect. This Agreement may be executed in counterparts (including facsimile or email counterparts), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

In acknowledgment that the foregoing correctly sets forth the understanding reached by Aegis and the Company, please sign in the space provided below, whereupon this letter shall constitute a binding Agreement as of the date indicated above.

[Jeffs’ Brands Ltd. Advisory Agreement - Signature Page Follows]

[Jeffs’ Brands Ltd. Advisory Agreement - Signature Page]

Very truly yours,

Aegis Capital Corp.

By:	/s/Robert J. Eide
Name:	Robert J. Eide
Title:	Chief Executive Officer

Jeffs’ Brands Ltd

By:	/s/Ronen Zalayet
Name:	Ronen Zalayet
Title:	Chief Financial Officer

By:	/s/Oz Adler
Name:	Ronen Zalayet
Title:	Chairman of the Board of Directors

3